UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 1, 2013

PROSPECT GLOBAL RESOURCES INC.

(Exact name of registrant as specified in its charter)

Nevada	001-35590	26-3024783
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1401 17th Street
Suite 1550
Denver, CO	80202
(Address of Principal Executive Offices)	(Zip Code)

(303) 990-8444

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Prospect Global has entered into amended and restated employment agreements with Gregory Dangler, our interim chief financial officer, and Wayne Rich, our treasurer and senior vice president of finance and accounting and chief accounting officer.

Pursuant to his at-will employment agreement, Mr. Dangler receives a base salary of $250,000 per year and received a bonus on November 7, 2013 of $50,000.  Mr. Dangler also received new options to purchase 100,000 shares of our common stock exercisable at $2.36 per share, all of which are fully vested.   Mr. Dangler is eligible for an annual cash bonus based on performance goals established by the compensation committee of the board of directors. The agreement permits Mr. Dangler to perform services for other employers so long as such other services do not materially interfere with executing his responsibilities as interim chief financial officer.  Mr. Dangler expects to perform services for Buffalo Management LLC which is controlled by Chad Brownstein, a director and our executive vice chairman.  Barry Munitz, our non-executive board chairman, owns a minority economic interest in Buffalo Management.  A copy of Mr. Dangler’s employment agreement is filed herewith.

Pursuant to his at-will employment agreement, Mr. Rich receives a base salary of $240,000 per year and received new options to purchase 75,000 shares of our common stock exercisable at $2.25 per share, all of which are fully vested.   Mr. Rich is eligible for an annual cash bonus based on performance goals established by the compensation committee of the board of directors. A copy of Mr. Rich’s employment agreement is filed herewith.

Item 9.01.             Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Amended and Restated Employment Agreement with Gregory Dangler
10.2	Second Amended and Restated Employment Agreement with Wayne Rich

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROSPECT GLOBAL RESOURCES INC.

	By:	/s/ Damon G. Barber
Date: November 7, 2013		President and Chief Executive Officer

Exhibit Index

Exhibit No.	Description
10.1	Amended and Restated Employment Agreement with Gregory Dangler
10.2	Second Amended and Restated Employment Agreement with Wayne Rich